Boston Financial Qualified Housing Tax Credits L.P. II

Distribution

Enclosed is your share of $5,820,000, or $97.00 per Unit, representing a distribution from the proceeds of the previously reported sale of Durham Park and a majority of the proceeds from the sale of Reno Apartments. The remainder of the sale proceeds was retained in the Partnership’s reserves. We anticipate making additional distributions in the future.

Portfolio Update

As of March 22, 2006, the Partnership’s investment portfolio consisted of limited partnership interests in five Local Limited Partnerships, each of which owns and operates a multi family apartment complex. As previously reported, in September 2005, the Partnership effectively disposed of its interests in Spring Hill I, II and III when it put its interests in these Limited Partnerships. The transfer of ownership will be complete when the Partnership receives the final approval of the Transfer of Physical Assets by the U.S. Department of Housing and Urban Development, which is expected in the coming quarters. The General Partners of the Partnership expects the sale of Brighton Manor to close within the next 60 days and is examining disposition opportunities for the remaining property and/or the Partnership’s interests in the Local Limited Partnership owning the property. At this time, there are no immediate plans in place for its disposition.

If you have any questions, please call the MMA Financial Partnership Administration at 1-800-823-4828.